Exhibit 99.1

MDU Resources Announces Plans to Invest in Badger Wind Farm

Bismarck, ND – February 14, 2025 – MDU Resources Group, Inc. (NYSE: MDU) is pleased to announce that its subsidiary, Montana-Dakota Utilities Co. (MDU), has signed a purchase agreement to acquire a 49% ownership interest in the Badger Wind Farm. This acquisition represents 122.5 MW of the project's total 250 MW generation capacity. The purchase agreement is contingent on regulatory approval from the North Dakota Public Service Commission (NDPSC).

MDU's 2024 Integrated Resource Plan (IRP) identified the need for additional generation capacity to meet future energy demands. The investment in the Badger Wind Farm was selected as the least-cost option for MDU’s customers, aligning with the company’s commitment to providing reliable and affordable energy. Construction is currently underway near Wishek, ND.

This strategic investment is part of MDU Resources' five-year capital expenditure plan. The estimated cost for MDU to purchase this stake is $294 million.

MDU previously executed a Power Purchase Agreement (PPA) for 150 MW of the Badger Wind Farm's output last November, which included the 49% purchase option MDU has now exercised under the purchase agreement. With this ownership purchase, the capacity under the PPA will be reduced to 27.5 MW upon closing.

"This investment enhances our diversified portfolio of assets, allowing MDU to meet customer demand with a mix of generation assets that includes coal as well as wind backed by natural gas peakers to effectively serve our customers' needs," said Nicole Kivisto, president and CEO of MDU Resources.

The addition of the Badger Wind Farm is estimated to have the following impact to MDU’s nameplate generation mix:

	Current	With Badger Wind
Renewables	29%	39%
Coal	31%	26%
Gas	40%	35%

To ensure the prudence of this investment, MDU has filed an Advance Determination of Prudence (ADP) with the NDPSC. An ADP request asks the NDPSC to determine whether a generation project is reasonable and prudent for providing electric service to the public.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, provides essential products and services through its regulated electric and natural gas distribution and pipeline segments. Founded in 1924 as a small electric utility, MDU Resources has grown to serve more than 1.2 million customers across eight states and is celebrating its 100th anniversary. Learn more at www.mdu.com/100th-anniversary. The Company operates in the Pacific Northwest and Midwest, constructing and operating infrastructure that delivers natural gas and electricity that energizes homes and businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Investor Contact: Brent Miller, treasurer, 701-530-1730
Media Contact: Byron Pfordte, director of integrated communications, 208-377-6050